UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2016

VERSAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia
(Address of principal executive offices)
22151
(Zip Code)
(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01
Other Events.

On October 31, 2016, Versar, Inc. (the “Company”), certain of its subsidiaries and Bank of America. N.A. (the “Lender”) as the lender and letter of credit issuer for a revolving credit facility in the amount of $25 million and a term facility in the amount of $5 million (the “Loan Agreement”) entered into a Fifth Forbearance Agreement pursuant to which the Lender agreed, among other things, to continue to forbear from exercising any and all rights or remedies available to it under the Loan Agreement and applicable law related to certain covenant defaults for a period ending on the earliest to occur of: (a) a breach by the Company of any obligation or covenant under the Forbearance Agreement, (b) any other default or event of default under the Loan Agreement (other than the defaults acknowledged therein) or (c) November 30, 2016 (the “Forbearance Period”). Under the Company’s previously disclosed Fourth Forbearance Agreement, the Forbearance Period was set to expire on October 31, 2016. The covenant defaults under the Loan Agreement previously disclosed by the Company continued through the Company’s fiscal quarter ending October 1, 2016.
The Fifth Forbearance Agreement was entered into in consideration of the ongoing efforts of the Company to work to resolve such defaults or secure new financing to refinance and replace the Loan Agreement.
There are no new forbearance fees under the Fifth Forbearance Agreement, in light of the Company’s payment of all of the forbearance fees under the Fourth Forbearance Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: November 1, 2016	VERSAR, INC.

	By:	/s/ JAMES D. VILLA
James D. Villa
Senior Vice President and General Counsel